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ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
(As of April 30, 1999)

Zenith National Insurance Corp.
       Perma-Bilt, a Nevada Corporation
       Zenith National Insurance Capital Trust I
       Zenith Development Corp., a Nevada Corporation

       Cal-Ag Insurance Service, Inc.

       Zenith Insurance Company
              CalRehab Services, Inc.
              Zenith Star Insurance Company
              ZNAT Insurance Company
              Zenith Insurance Management Services, Inc.
              1390 Main Street LLC, a Delaware Corporation

       Each subsidiary shown is wholly-owned by the subsidiary shown in the tier above it.